                                   CELANESE AG

                                MANAGEMENT REPORT

                                       AND

                        2001 ANNUAL FINANCIAL STATEMENTS





TABLE OF CONTENTS


MANAGEMENT REPORT ......................................................   2

AUDITORS' REPORT .......................................................   7

INCOME STATEMENT .......................................................   8

BALANCE SHEET ..........................................................   9

NOTES ..................................................................  10

REPORT OF THE SUPERVISORY BOARD ........................................  24

SUPERVISORY BOARD ......................................................  27

BOARD OF MANAGEMENT ....................................................  29

MANAGEMENT REPORT AND ANNUAL FINANCIAL STATEMENTS FOR THE FISCAL YEAR FROM JANUARY 1 THROUGH DECEMBER 31, 2001

This report contains the management report and the annual financial statements of Celanese AG for the fiscal year from January 1 through December 31, 2001 as well as the unqualified opinion of the auditor.

The separate 2001 financial report with the Group management report and the consolidated financial statements of Celanese AG, the management report and the 2001 annual financial statements of Celanese AG, as well as the summarized list of the 2001 investments will be available for inspection at the Annual General Meeting on May 15, 2002. We shall file these documents with the Commercial Register of the Konigstein im Taunus district court and publish them pursuant to German legal regulations in the Federal Gazette (Bundesanzeiger).

In addition, Celanese AG presents an Annual Report.

You can request all documents - also in German - by telephone from Celanese AG by calling +49 (0) 69 / 305 4508 or viewing them on our homepage at www.celanese.com.

The annual financial statements have been prepared in Euros.


MANAGEMENT REPORT

Celanese AG was founded on November 22, 1996 by Hoechst AG and named DIOGENES Erste Vermogensverwaltungs Aktiengesellschaft until October 21, 1999. Through a resolution of the Annual General Meeting of Hoechst AG on July 15 and 16, 1999, significant activities of the industrial chemicals sector were demerged from Hoechst AG and transferred to Celanese AG. The demerger and transfer were carried out with economic retroactive effect as per January 2, 1999 and became effective through the entry in the Commercial Register on October 22, 1999.

ISSUING OF CELANESE SHARES AND STOCK EXCHANGE LISTING

The demerger and transfer of total assets was carried out in accordance with
Section 123 para. 2 no. 1 of the German Reorganization Act (Umwandlungsgesetz). Every shareholder owning shares of Hoechst AG on October 22, 1999, the day the demerger became effective, received one Celanese share for every ten Hoechst shares. No Celanese shares were issued for the treasury stock held by Hoechst AG at the time of the demerger. After the demerger, Hoechst AG no longer held any shares in Celanese AG. The share capital of Celanese AG after the demerger was divided into 55.9 million no-par shares with a nominal value for calculation of
(euro)2.56 (DM 5) per share.

In the Annual General Meeting on May 10, 2000, the Celanese AG Board of Management was authorized to repurchase shares of the company up to a maximum of 10% of its current capital stock. This repurchase of the company's own shares was concluded in 2000. In total 5,591,500 of the Company's own shares were repurchased whereof 2,486 shares and 8,536 shares were distributed to the members of the Celanese AG Supervisory Board as part of their annual emoluments in 2000 and 2001, respectively. In 2001 50,334,891 shares participate in the earnings for the year (previous year 50,326,355).

The shares of Celanese AG are traded on the stock exchanges in Frankfurt am Main and New York.


BUSINESS AND FINANCIAL CONDITION OF CELANESE AG

The business of Celanese AG as the strategic parent of Celanese is driven by the development of the business of its operating investments and their respective financing. The subsidiaries of Celanese operate in five core segments:

ACETYL PRODUCTS, the largest segment processes among other things natural gas and ethylene into a variety of basic chemicals.

The product range of CHEMICAL INTERMEDIATES consists of acrylic acid and acrylates, oxo products and specialties.

ACETATE PRODUCTS produce cellulose acetate filament and tow which are primarily used in the production of fashion apparel and linings, as well as cigarette filters.

The high performance polymers of TECHNICAL POLYMERS TICONA are well positioned at the upper end of the chemicals value chain. Ticona offers tailored solutions for industrial customers, especially in the electronics, telecommunications, automotive and medical sectors.

The PERFORMANCE PRODUCTS segment consists of the OPP-films business of Trespaphan and the food ingredients business of Nutrinova.

Net sales increased in the Acetyls, Acetate, and Performance Products segments, whereas net sales in the Chemical Intermediates and Technical Polymers Ticona segments decreased.

With the exception of Performance Products, all segments experienced significant reductions of their operating results. This was mainly due to the difficult global economic conditions and restructuring programs conducted to improve efficiency.

The valuation of the net book values of the direct and indirect investments of Celanese AG depends mainly on the economic situation of these entities. Based on a review of the net book values of investments, the net book value of Celanese Americas Corporation, USA, was reduced by (euro)1,050 Mio from the amount that was originally contributed by Hoechst AG. The impairment of this investment was the main reason for the negative investment income of (euro)881 Mio. Another significant factor was the release of an accrual for further contributory obligations of (euro)150 Mio. which had resulted from a guarantee given for Celanese Chemicals Europe GmbH.

In 2001 the investments in Nadir Filtration GmbH, HSG Hochst Service Gastronomie GmbH, and InfraServ GmbH & Co. Munchsmunster were sold.

In the general and administrative costs area significant savings were achieved through the implementation of the "Focus"-initiative, which had been announced as of the beginning of 2001 and through Project "Challenge", aiming on the operational improvement of results. A reimbursement for obligations taken over in connection with the demerger agreement with Hoechst AG, affected other operating income positively.

Expenses associated with hedging activities for loans denominated in foreign currency primarily account for lower net interest.

Other financial income has also been influenced by the consequent hedging of foreign currency transactions. Hedging activities negatively impacted other financial income due to lower foreign exchange gains. Considering the high volatility of the capital markets, hedging foreign exchange transactions eliminates the risks associated with fluctuating exchange rates.

The balance sheet of Celanese AG as holding company shows mainly investments and loans receivable from and payable to affiliates. The most significant influence on capital structure in 2001 resulted from the aforementioned impairment of investments. Shareholder's equity was reduced by the release of unappropriated reserves and the additional paid-in capital caused by the impairment. Despite this significant effect to equity, the balance sheet of Celanese AG has a solid structure with an equity ratio of 73%.

Despite the net loss, which was mainly caused by non-cash transactions, the financial position of Celanese has improved. Financial debt could be reduced and cash on hand could be improved.

RISK MANAGEMENT

The Corporate Governance of Celanese AG is comprehensively documented. The term Corporate Governance is understood to be the structure of corporate management and the responsibilities arising therefrom.

Essential elements of the Corporate Governance structure are the supervision, guidance and control of risks specific to the enterprise. The Board of Management of a German joint-stock corporation (Aktiengesellschaft) is obliged to maintain an adequate system of risk management. This responsibility is met by Celanese AG through the introduction of appropriate tools as well as corresponding organizational preventive measures. The Board of Management is thus able to recognize possible risks early on and to introduce corresponding countermeasures.

The processes we have implemented for supervision, guidance and control, as well as the corresponding organizational regulations of Celanese AG ensure the inclusion of risks related to group companies and significant associated enterprises into the risk management assessment performed by Celanese AG. In addition, the necessary risk management in Group companies and significant associated enterprises is governed by standards established by Celanese AG and with the assistance of specific guidelines for the early detection of risks in the Group.

Risk management is under the supervision of Celanese Global Audit and is in accordance with Section 317 para. 4 of the German Commercial Code
(Handelsgesetzbuch).


OUTLOOK

In a difficult environment we attempted to consequently improve the development of Celanese. In addition to initiating restructuring measures to improve our efficiency we implemented project "Forward", a shared service structure that includes the IT, Communication,

Human Resources and Law departments of Celanese companies in the German Rhein-Main region effective January 1, 2002. Furthermore, the corporate centers of Celanese AG and Celanese Chemicals Europe GmbH will be combined in Kronberg im Taunus. We expect savings and efficiency improvements from these measures.

Due to the net loss and associated release of unappropriated reserves and additional paid in capital, Celanese AG will not fullfil the requirements allowing the distribution of a dividend to its shareholders for 2001.

Risks with significant influence on the assets, liabilities, financial position and earnings of Celanese AG arise particularly from possible proportional expenditures in connection with demerged liabilities for environmental damages resulting from business sales as well as for liability risks arising from guarantees issued in connection with divestiture contracts of Celanese Holding GmbH for which Celanese AG is liable. For this purpose, Celanese AG has established accruals as far as permitted. Within the framework of a graduated plan under the Hoechst AG demerger contract, Celanese AG is initially responsible for environmental damages up to an amount of (euro)250 million. If such damages exceed this amount, they are assumed by Hoechst AG to a limit of
(euro)500 million. Celanese AG is responsible for one third of the amount beyond
(euro)750 million.

After the revaluation of the investments in 2001, we do not expect material additional risks pertaining to investments.

AUDITORS' REPORT ON THE FINANCIAL STATEMENTS OF CELANESE AG,
Kronberg im Taunus for the Year Ended December 31, 2001

We have audited the annual financial statements, together with the bookkeeping system, and the management report of Celanese AG for the business year from January 1, 2001 to December 31, 2001. The maintenance of the books and records and the preparation of the annual financial statements and management report in accordance with German commercial law are the responsibility of the Company's Board of Management. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, and the management report based on our audit.

We conducted our audit of the annual financial statements in accordance with
Section 317 HGB (Handelsgesetzbuch: German Commercial Code) and the German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprufer in Deutschland (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual financial statements in accordance with German principles of proper accounting and in the management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Company and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the internal control system relating to the accounting system and the evidence supporting disclosures in the books and records, the annual financial statements and the management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the accounting principles used and significant estimates made by the Board of Management, as well as evaluating the overall presentation of the annual financial statements and management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, the annual financial statements give a true and fair view of the net assets, financial position and results of operations of the Celanese AG in accordance with German principles of proper accounting. On the whole the management report provides a suitable understanding of the Company's position and suitably presents the risks of future development.

Frankfurt am Main, February  8, 2002

KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
Wirtschaftsprufungsgesellschaft

Kuhn                               Euler
(German Public Auditor)            (German Public Auditor)


INCOME STATEMENT

for the period from January 1 through December 31, 2001 of Celanese AG

----------------------------------------------------------------------------------------------------------------
                                                                 COMPARE TO
IN THOUSAND EURO = T(euro)                                          NOTE                   2001            2000
----------------------------------------------------------------------------------------------------------------
General and administrative costs                                     3       -           43,491          52,581
Other operating income                                               4       +           22,121           3,123
Other operating expense                                                      -            5,623           1,021
Income from investments                                              5       +         (880,677)         64,885
Net interest                                                         6       +           36,461          49,850
Other financial income                                               7       +           16,960          49,114

----------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES                                                          =         (854,294)        113,370
----------------------------------------------------------------------------------------------------------------

Income taxes                                                         8       -           29,919          15,709

----------------------------------------------------------------------------------------------------------------
NET LOSS                                                                     =         (884,168)         97,661
----------------------------------------------------------------------------------------------------------------

BALANCE SHEET
as of December 31, 2001 of Celanese AG

----------------------------------------------------------------------------------------------------------------
IN THOUSAND EURO = T(euro)                                      COMPARE TO NOTE           2001             2000
----------------------------------------------------------------------------------------------------------------
ASSETS

     Intangible assets                                                 9                   107              123
     Property, plant and equipment                                    10                 3,096            3,368
     Investments                                                      11             1,688,510        2,836,276

NON-CURRENT ASSETS                                                                   1,691,713        2,839,767

     Loans receivable                                                 12             1,320,713        1,213,087
     Other receivables and other assets                               13                27,574           79,795
     RECEIVABLES AND OTHER ASSETS                                                    1,348,287        1,292,882

     Treasury stock                                                   14               117,190          108,147

     Cash and cash equivalents                                        15                 4,044               19

CURRENT ASSETS                                                                       1,469,521        1,401,048

----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                         3,161,234        4,240,815
----------------------------------------------------------------------------------------------------------------

SHAREHOLDERS` EQUITY AND LIABILITIES

     Subscribed capital                                                                142,945          142,945
     Additional paid-in capital                                                      2,046,675        2,877,336
     Reserve for treasury stock                                                        117,190          108,147
     Retained earnings                                                                       0           33,850
     Unappropriated retained earnings                                                        0           48,830

SHAREHOLDERS` EQUITY                                                  16             2,306,810        3,211,108

SPECIAL RESERVE ITEMS SUBJECT TO FUTURE TAXATION                      17                    63               63

     Pension accruals and similar obligations                         18                17,001           12,046
     Other accruals                                                   19               175,321          341,530

ACCRUALS                                                                               192,322          353,576

     Corporate debt                                                   20               639,180          657,310
     Trade accounts payable                                                             11,327            8,797
     Miscellaneous liabilities                                        20                11,532            9,961

OTHER LIABILITIES                                                                      662,039          676,068

----------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS` EQUITY AND LIABILITIES                                           3,161,234        4,240,815
----------------------------------------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS OF CELANESE AG

(Figures in the tables are in thousand Euro = T(euro))


1 ACCOUNTING PRINCIPLES

The annual financial statements have been prepared in accordance with the requirements of the German Commercial Code (Handelsgesetzbuch) and the stock corporation act (Aktiengesetz, AktG). In order to improve reader comprehension, some of the legally required income statement and balance sheet items have been combined. For the same reason, we have gone beyond the legal requirements with regard to classification and shown various items in the balance sheet and income statement separately. The required detailed information and relevant explanations are contained in the notes.


2 ACCOUNTING AND VALUATION PRINCIPLES

Purchased intangible assets are carried at their acquisition cost and amortized over their expected useful lives.

Property, plant and equipment is capitalized at acquisition or manufacturing costs and depreciated over the expected useful life.

Movable fixed assets are generally depreciated using the declining-balance method. In applying the declining-balance method of depreciation, a transition is made to the straight-line method of depreciation for residual book values as soon as this results in increased depreciation expense. Additionally, write-offs due to asset impairment are recorded if a decrease in value is expected to be permanent. Assets of minor value are depreciated in the year of acquisition and are shown as disposals.

Investments are generally carried at acquisition cost, where necessary reduced by write-downs. Interest-free or long-term loans carrying low interest rates are discounted.

Accounts receivable are stated at their nominal value. Appropriate provisions have been applied to account for risks.

Receivables and liabilities denominated in foreign currencies are translated at the rate on the day they are incurred. If translation at the closing rates results in a decrease of receivables or an increase of liabilities, these translated values are used. Negative exchange differences resulting therefrom are recognized in the income statement as an expense. Hedged loans are recorded at the forward rate. Cash and cash in banks in foreign currencies are translated at the buying rate on the balance sheet date.

Accruals are stated at the amount required, based on sound business judgement.

The valuation of pension commitments is made in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" under United States generally accepted accounting principles. The valuation is based on a discount factor of 6.25%, an annual salary increase rate of 2.5%, and an annual pension increase rate of 1.75%.

Liabilities are stated at their redemption amount.


3 GENERAL AND ADMINISTRATIVE COSTS

This item of the income statement mainly contains the general and personnel expenses of the Corporate Center in Kronberg im Taunus.


4 OTHER OPERATING INCOME

Besides the release of accruals, other operating income includes a (euro)19 million reimbursement for obligations assumed in the demerger agreement with Hoechst AG.

5 INCOME FROM INVESTMENTS

-----------------------------------------------------------------------------------------------------------
T(euro)                                                                  2001                         2000
-----------------------------------------------------------------------------------------------------------
INCOME FROM INVESTMENTS

     In Germany                                                        21,725                       62,848
     (of which from subsidiaries)                                     (21,723)                     (55,946)
     Abroad                                                             2,457                        1,757
     (of which from subsidiaries)                                      (2,457)                      (1,757)
     Gain on disposal of investments                                        0                          808
     Income from internal cost allocations                                  0                           80
     Income from profit and loss
     transfer agreements                                                  105                            0
     Other investment income                                          150,000                            0

    GAINS                                                             174,287                       65,493

     Write-downs of investments                                     1,050,000                            0
     Loss on disposal of investments                                    4,372                            0
     Other investment expense                                             592                          608

     LOSSES                                                         1,054,964                          608

-----------------------------------------------------------------------------------------------------------
INCOME FROM INVESTMENTS                                              (880,677)                      64,885
-----------------------------------------------------------------------------------------------------------

From domestic service enterprises, having the legal form of partnerships, a total of (euro)19.8 million of dividend income was received.

On May 9, 2001 the Annual General Meeting approved the profit and loss transfer agreement with Ticona GmbH, Kelsterbach dated March 13, 2001. From this profit and loss transfer agreement Celanese AG received (euro)105 thousand in income during 2001.

In 1999, Celanese AG had accrued (euro)150 million for further contributory obligations in respect of Celanese Chemicals Europe GmbH, Frankfurt am Main. Since 1999, the financial position of Celanese Chemicals Europe GmbH has improved considerably. The company has a positive equity position again and it is not expected that any payments will be required regarding the further contributory obligation. Therefore, the (euro)150 million accrual has been released.

Based on reduced cash flow projections and the associated reduction in fair value of the investment in Celanese Americas Corporation, USA, (CAC) Celanese AG wrote-down its investment in Celanese Holding GmbH, Kronberg im Taunus by
(euro)1,050 million. CAC is a 100% subsidiary of Celanese Holding GmbH, Kronberg im Taunus, which itself is a 100% investment of Celanese AG.

The loss from the sale of investments in 2001 resulted from the sale of Nadir Filtration GmbH, Wiesbaden, and HSG Hochst Service Gastronomie GmbH, Frankfurt am Main.

6 NET INTEREST

----------------------------------------------------------------------------------------------------------------
T(euro)                                                                            2001                    2000
----------------------------------------------------------------------------------------------------------------
Other interest and similar income                                                80,968                  92,798
     (of which from subsidiaries)                                               (74,275)                (90,168)

INTEREST INCOME                                                                  80,968                  92,798

Interest on corporate debt and other interest expense                            37,521                  30,655
     (of which to subsidiaries)                                                 (12,511)                (15,978)
Hedging expenses of foreign exchange forward contracts                            6,986                  12,293

INTEREST AND OTHER EXPENSES                                                      44,507                  42,948

----------------------------------------------------------------------------------------------------------------
NET INTEREST (INCOME)                                                            36,461                  49,850
----------------------------------------------------------------------------------------------------------------

Income and expenses relating to subsidiaries arise for the most part from intra-group financing transactions. The intra-group financing transactions mostly relate to US-Dollar loans granted to US-subsidiaries.

In 2000, US-Dollar loans had not been hedged entirely and generated interest income based on US-Dollar interest rates. In 2001 the US-Dollar loans have been fully hedged. This resulted in lower interest income in euro.

7 OTHER FINANCIAL INCOME

----------------------------------------------------------------------------------------------------------------
T(euro)                                                                          2001                     2000
----------------------------------------------------------------------------------------------------------------
Sundry financial income                                                        105,026                  168,016
Sundry financial expenses                                                       88,066                  118,902

----------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL INCOME                                                          16,960                   49,114
----------------------------------------------------------------------------------------------------------------

Sundry financial income and Sundry financial expenses show those items which relate solely to the financial area and are neither contained in investment income nor in net interest. This includes realized exchange gains or exchange losses in connection with corporate loans in foreign currencies and the management of the company's currency risk, as well as the valuation of the company's treasury stock.

The decrease in other financial income is mainly due to the hedging of foreign exchange transactions which lead to lower foreign exchange gains as compared to the prior year. The valuation of Celanese's treasury stock based upon the final quotation of the Celanese share as of December 31, 2001, had a contrary effect in 2001.

8 INCOME TAXES

----------------------------------------------------------------------------------------------------------------
T(euro)                                                                           2001                     2000
----------------------------------------------------------------------------------------------------------------
Corporation tax, Trade income tax, Solidarity surcharge    +                    29,171                   18,896
Tax reduction due to dividend payments                     -                         0                    4,239
Foreign withholding tax                                    +                       748                    1,052

----------------------------------------------------------------------------------------------------------------
INCOME TAXES                                                                    29,919                   15,709
----------------------------------------------------------------------------------------------------------------

The determination of income tax expense is based on the assumption that the write-down of the investment in Celanese Holding GmbH will not be tax deductible. Accordingly, despite the significant net loss Celanese shows tax expense of (euro)30 million. Of the (euro)30 million, (euro)14 million relate to prior year (see note 13).

9 INTANGIBLE ASSETS

--------------------------------------------------------------------------------
T(euro)
--------------------------------------------------------------------------------
SOFTWARE
--------------------------------------------------------------------------------

ACQUISITION COSTS

     Opening balance Jan. 1, 2001                                           236
     Additions                                                              104
     Disposals                                                                0
     CLOSING BALANCE DEC. 31, 2001                                          340

ACCUMULATED DEPRECIATION

     Opening balance Jan. 1, 2001                                           113
     Additions                                                              120
     Disposals                                                                0
     CLOSING BALANCE DEC. 31, 2001                                          233

--------------------------------------------------------------------------------
NET BOOK VALUE DEC. 31, 2001                                                107
--------------------------------------------------------------------------------
Net book value Dec. 31, 2000                                                123
--------------------------------------------------------------------------------

10 PROPERTY, PLANT AND EQUIPMENT

--------------------------------------------------------------------------------
T(euro)
--------------------------------------------------------------------------------
OTHER PLANT, FACTORY AND OFFICE EQUIPMENT
--------------------------------------------------------------------------------

ACQUISITION OR MANUFACTURING COST

     Opening balance Jan. 1, 2001                                         3,678
     Additions                                                              154
     Disposals                                                                0
     CLOSING BALANCE DEC. 31, 2001                                        3,832

ACCUMULATED DEPRECIATION

     Opening balance Jan. 1, 2001                                           310
     Additions                                                              426
     Disposals                                                                0
     CLOSING BALANCE DEC. 31, 2001                                          736

--------------------------------------------------------------------------------
NET BOOK VALUE DEC. 31, 2001                                              3,096
--------------------------------------------------------------------------------
Net book value Dec. 31, 2000                                              3,368
--------------------------------------------------------------------------------



11 INVESTMENTS

----------------------------------------------------------------------------------------------------------------
T(euro)                                  SHARES IN      INVESTMENT                        LOANS TO
                                       SUBSIDIARIES      INTERESTS     TOTAL SHARES     SUBSIDIARIES    TOTAL
----------------------------------------------------------------------------------------------------------------
ACQUISITION COSTS

     Opening balance Jan. 1, 2001         2,843,891        98,886        2,942,777          85,718    3,028,495
     Additions                                4,378             0            4,378               0        4,378
     Disposals                               16,684         6,291           22,975          85,718      108,693

CLOSING BALANCE DEC. 31, 2001             2,831,585        92,595        2,924,180               0    2,924,180

ACCUMULATED DEPRECIATION

     Opening balance Jan. 1, 2001           189,506         2,713          192,219               0      192,219
     Additions                            1,050,000             0        1,050,000               0    1,050,000
     Disposals                                3,838         2,711            6,549               0        6,549

CLOSING BALANCE DEC. 31, 2001             1,235,668             2        1,235,670               0    1,235,670

----------------------------------------------------------------------------------------------------------------
NET BOOK VALUE DEC. 31, 2001              1,595,917        92,593        1,688,510               0    1,688,510
----------------------------------------------------------------------------------------------------------------
Net book value Dec. 31, 2000              2,654,385        96,173        2,750,558          85,718    2,836,276
----------------------------------------------------------------------------------------------------------------

Additions relate to subsequent acquisition costs of various subsidiaries.

Disposals of shares in subsidiaries relate to the shares in Nadir Filtration GmbH and in HSG Hochst Service Gastronomie GmbH.

Disposals of investment interests relate to the disposal of InfraServ GmbH & Co. Munchsmunster KG, Munchsmunster and to the capital redution in InfraServ GmbH & Co. Wiesbaden KG, Wiesbaden.

Additions to accumulated depreciation concern the write-down of Celanese Holding GmbH, Kronberg im Taunus (see Note 5).


12 LOANS RECEIVABLE

----------------------------------------------------------------------------------------------------------------
T(euro)                                                                                 2001               2000
----------------------------------------------------------------------------------------------------------------
from subsidiaries                                                                  1,320,298          1,212,828
from enterprises with which a participatory interest exists                              415                259

----------------------------------------------------------------------------------------------------------------
LOANS RECEIVABLE                                                                   1,320,713          1,213,087
----------------------------------------------------------------------------------------------------------------

Loans receivable mainly relate to short-term loans from intra-group financing transactions.


13 OTHER RECEIVABLES AND OTHER ASSETS

----------------------------------------------------------------------------------------------------------------
T(euro)                                                                                 2001               2000
----------------------------------------------------------------------------------------------------------------
Other receivables
     from subsidiaries                                                                 2,559             31,523
     from enterprises with which a participatory interest exists                          55                  0
     from third parties                                                                2,815             13,588

Tax receivables                                                                       22,145             34,684



----------------------------------------------------------------------------------------------------------------
OTHER RECEIVABLES AND OTHER ASSETS                                                    27,574             79,795
----------------------------------------------------------------------------------------------------------------

In 2000, other receivables from subsidiaries mainly included dividend receivables relating to the 2000 results of the subsidiaries.

The decrease in other receivables from third parties is associated with a settlement from pending anti-trust proceedings and civil suits regarding the subsidiary Nutrinova Nutrition Specialties & Food Ingredients GmbH, Frankfurt am Main, in connection with sorbates (see note 24).

Tax receivables, comprised of corporate tax, solidary surcharge and withholding tax of prior years, decreased due to the new evaluation of a taxable transaction by (euro)14 million.


14 TREASURY STOCK

In 2000 Celanese AG repurchased 5,591,500 of its own shares mainly to offset its exposure to share appreciation from a stock-based compensation plan. In 2000 and 2001 respectively, 2,486 and 8,536 of the repurchased shares were distributed to the members of the Supervisory Board as part of their annual emoluments. The portion that corresponds to subscribed capital as per December 31, 2001 amounts to (euro)14,266,827 (9.98%). The average purchase price per share was (euro) 21.92.

As of December 31, 2001 a valuation allowance of (euro)5.2 million has been recorded ((euro)14.4 million in 2000).

15 CASH AND CASH EQUIVALENTS

Cash and cash equivalents contain checks, cash on hand and at banks.

16 MOVEMENTS ON SHAREHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------
T(euro)                                                              RESERVE                              SHARE-
                                          SUBSCRIBED  ADDITIONAL       FOR       OTHER   UNAPPROPRIATED  HOLDERS'
                                           CAPITAL     PAID-IN      TREASURY    RETAINED    RETAINED      EQUITY
                                                       CAPITAL        STOCK     EARNINGS    EARNINGS
-----------------------------------------------------------------------------------------------------------------
Shareholders' equity
as per Jan. 1, 2001                         142,945    2,877,336     108,147      33,850      48,830    3,211,108

    Dividends                                     0            0           0           0     -20,130      -20,130
    Reclassification from net income 2000         0            0           0      28,700     -28,700            0
    Net income                                    0            0           0           0    -884,168     -884,168
    Additions to/ depletion of reserves           0     -830,661       9,043     -62,550     884,168            0

-----------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
AS OF DEC. 31, 2001                         142,945    2,046,675     117,190           0           0    2,306,810
-----------------------------------------------------------------------------------------------------------------

The share capital in accordance with the articles of incorporation, amounted to
(euro)142,945,371,02 as of December 31, 2001. It is divided up into 55,915,369 individual shares of which 5,580,478 are being held in treasury stock.

Due to the net loss incurred in 2001 and the associated depletion of unappropriated reserves, Celanese AG can not fullfil the legal requirements to distribute a dividend to its shareholders for 2001.


17  SPECIAL RESERVE ITEMS SUBJECT TO FUTURE TAXATION

----------------------------------------------------------------------------------------------------------------
T(euro)                                                                                   2001             2000
----------------------------------------------------------------------------------------------------------------
Adjustments solely relating to tax law in accordance with Section 1 Development
Aid Tax Law concerning financial assets
(Entwicklungshilfe-Steuergesetz)                                                            63               63

----------------------------------------------------------------------------------------------------------------
SPECIAL RESERVE ITEMS SUBJECT TO FUTURE TAXATION                                            63               63
----------------------------------------------------------------------------------------------------------------

18 PENSION ACCRUALS AND SIMILAR OBLIGATIONS

Accruals for pensions and similar obligations are set up for active and retired employees.


19 OTHER ACCRUALS

----------------------------------------------------------------------------------------------------------------
T(euro)                                                                                   2001             2000
----------------------------------------------------------------------------------------------------------------
Further contributory obligations                                                             0          150,000
Liability risks                                                                        107,153          131,327
Lawsuit risks                                                                            6,684           17,743
Taxes                                                                                   31,956           18,000
Other                                                                                   29,528           24,460

----------------------------------------------------------------------------------------------------------------
OTHER ACCRUALS                                                                         175,321          341,530
----------------------------------------------------------------------------------------------------------------

In 1999, Celanese AG had accrued (euro)150 million for further contributory obligations in respect of Celanese Chemicals Europe GmbH, Frankfurt am Main. Since 1999, the financial position of Celanese Chemicals Europe GmbH has improved considerably. The company has a positive equity position again and it is not expected that any payments will be required regarding the further contributory obligation. Therefore, the accrual of (euro)150 million has been fully released.

The decrease of accruals for liability and lawsuit risks is due to the partial use of these accruals.

20 LIABILITIES

----------------------------------------------------------------------------------------------------------------
T(euro)                                                                                   2001             2000
----------------------------------------------------------------------------------------------------------------
CORPORATE DEBT

Loans from subsidiaries                                                                390,434          334,992
Loans from enterprises with which a participatory interest exists                      231,979          274,118
Bank loans and overdrafts                                                               16,767           48,200

----------------------------------------------------------------------------------------------------------------
CORPORATE DEBT                                                                         639,180          657,310
----------------------------------------------------------------------------------------------------------------

The loans from subsidiaries result from intra-group financing transactions.


----------------------------------------------------------------------------------------------------------------
T(euro)                                                                                   2001             2000
----------------------------------------------------------------------------------------------------------------
MISCELLANEOUS LIABILITIES

Amounts owed to subsidiaries                                                            10,619            8,920
Payroll liabilities                                                                        431              390
Social security liabilities                                                                113              113
Other liabilities                                                                          369              538

----------------------------------------------------------------------------------------------------------------
MISCELLANEOUS LIABILITIES                                                               11,532            9,961
----------------------------------------------------------------------------------------------------------------

Liabilities have a remaining term of up to one year.


 ADDITIONAL DISCLOSURES


21 PERSONNEL EXPENSE

----------------------------------------------------------------------------------------------------------------
T(euro)                                                                                   2001             2000
----------------------------------------------------------------------------------------------------------------
Salaries                                                                                14,363           11,379
Social security contributions                                                              826              674

PERSONNEL EXPENSE EXCLUDING PENSIONS                                                    15,189           12,053

Pensions                                                                                 5,131            8,569

----------------------------------------------------------------------------------------------------------------
PERSONNEL EXPENSE                                                                       20,320           20,622
----------------------------------------------------------------------------------------------------------------

The increase in salaries is mainly due to stock-based compensation programs.

22 STOCK-BASED COMPENSATION

There are various stock-based compensation plans, for which accruals in the amount of (euro)5 million have been set up as of December 31, 2001.


23 ANNUAL AVERAGE NUMBER OF EMPLOYEES


--------------------------------------------------------------------------------
                                                          2001             2000
--------------------------------------------------------------------------------

Corporate Center                                            83               78


24 COMMITMENTS NOT INCLUDED IN THE BALANCE SHEET

Various contracts relating to the business of the Celanese Group, under which Hoechst AG was the contracting party, were assigned to Celanese AG in accordance with the demerger. Celanese AG and its subsidiaries are liable to the contract partners for all liabilities arising from these contracts. Hoechst AG has indemnified Celanese AG from substantially all liabilities which are not linked to the operating activities of investments held by Celanese AG (except for liabilities relating to environmental risks). The environmental risks in relation to liabilities for environmental damages pursuant to the sales contracts of 19 industrial chemical businesses sold by Hoechst AG were demerged to Celanese AG. The corresponding environmental liability is divided for this purpose into three tranches: Celanese AG is initially fully liable for environmental damages up to a total amount of (euro)250 million; Hoechst AG is liable for amounts exceeding this level up to a total amount of (euro)500 million, and Celanese AG is liable up to one third for any amounts for environmental damages exceeding (euro)750 million. This rule also applies to the initially mentioned risks from environmental damages from contracts demerged to Celanese AG.

At this point no reliable representation about the extent of demerged liabilities can be made, however, we believe that the established accruals are sufficient.

Risks of the subsidiary Nutrinova Nutrition Specialties & Food Ingredients GmbH in connection with pending anti-trust proceedings and civil suits regarding sorbates that, in accordance with the demerger contract are to be borne one fifth by Celanese AG and four fifths by Hoechst AG, have been provided for with an accrual. Celanese AG is of the opinion that all arising liabilities do not have a material negative impact on the assets and liabilities of Celanese AG taking into account the reimbursements from Hoechst AG.

Payment obligations may also arise from a letter of comfort issued on behalf of Celanese Chemicals Europe GmbH. Due to the positive development of Celanese Chemicals Europe GmbH the accrual that had been recorded for the further contributory obligations in the amount of (euro)150 million in 1999 has been released in 2001. Further material effects on the financial situation of Celanese AG in this respect are not expected.

In the context of the demerger, Hoechst AG has transferred its potential liability for residual contamination of previous production sites of Hoechst AG to Celanese AG. However, the internal relationship stipulates an obligation for Hoechst AG to carry two thirds of the expenses that do not give rise to asserted indemnification or compensation claims against third parties. Claims against companies belonging to the Celanese group qualify as indemnification or compensation claims against third parties which would exclude a compensation claim for two thirds of the expenses by Celanese AG against Hoechst AG. Therefore, and insofar as such claims exist against subsidiaries of Celanese AG, the original liability would remain within the Celanese group.

Additionally, Celanese AG is a limited partner of several InfraServ companies. The limited partners have an obligation to provide supplementary contributions for residual contaminations from the period before the formation of the InfraServ companies which are not allocable to the polluter. Future costs for environmental protection and the elimination of contaminations are difficult to determine due to uncertainties regarding the legal provisions, rules and information pertaining to the individual sites.

For loans granted to group companies Celanese AG has issued guarantees to various financial institutions in the amount of (euro)287 million. In addition, guarantees have been granted in connection with the sale of subsidiaries in the amount of (euro)31 million.

Furthermore, liability risks arise from guarantees issued in connection with divestiture contracts of Celanese Holding GmbH for which Celanese AG is liable.


25 OTHER FINANCIAL COMMITMENTS

Other financial commitments are not material.


26 DERIVATIVE FINANCIAL INSTRUMENTS

Celanese AG entered into hedging agreements with subsidiaries and banks. The foreign currency derivatives are valued per foreign currency pair according to the fair value method. Valuation losses and gains are offset within one currency pair. Net income is affected if a negative excess results within the same currency pair.

Derivative instruments are solely employed for hedging purposes. To hedge currencies and interest items from the operating activities as well as intra-group financing transactions, we typically enter into instruments such as forward exchange contracts and currency and interest swaps.

As of December 31, 2001 forward exchange contracts totaling (euro)1,691.9 million were outstanding. (euro)1,378.3 million were concluded with outside parties, of which (euro)1,230.2 million pertain to the hedging of intra-group credits and investments. A further

(euro)148.1 million existed with group companies as hedging for their operating activities.

To hedge a stock-based compensation program implemented in 2001 Celanese acquired 1 million call options settled in its own stock. As of December 31, 2001 these options had a fair value of (euro)3 million.

27 LIST OF INVESTMENT HOLDINGS

The list of investment holdings of Celanese AG as of December 31, 2001 contains the information required by Section 285 no. 11 of the German Commercial Code (Handelsgesetzbuch).

28 INFORMATION RELATING TO THE SUPERVISORY BOARD AND BOARD OF MANAGEMENT

-------------------------------------------------------------------------------
T(euro)                                                                   2001
-------------------------------------------------------------------------------

Supervisory Board emoluments                                               813
Emoluments of the Board of Management                                    3,964


Board members are disclosed on pages 27 through 29.





Kronberg im Taunus,  February 8, 2002

The Board of Management

ANNUAL REPORT 2001 / REPORT OF THE SUPERVISORY BOARD

Dear Shareholder,

In a time of global economic weakness and insecurity, the company has continued in its efforts to pave the way for successful growth with its initiatives to improve market efficiency as well as to optimize profitability. I would like to acknowledge the Celanese Board members and employees for successfully meeting the many different, in part far-reaching, economic and corporate challenges in 2001 in spite of a difficult environment.


THE GUIDING PRINCIPLE: INTERNATIONAL CORPORATE GOVERNANCE STANDARDS IN THE SUPERVISORY BOARD

The Supervisory Board performed the tasks incumbent upon it according to the law and the Articles of Association during the year under review. The current discussion about new Corporate Governance standards and future requirements on managing and controlling companies was the guiding principle for a professional supervisory board function at Celanese during the year under review. The Supervisory Board not only supervised the Board but advised it in its fundamental corporate decision-making. The Supervisory Board was satisfied that the Board of Management properly exercised its guiding and monitoring functions with respect to the affiliates of Celanese AG and their executive bodies. The Board of Management informed the Supervisory Board orally and in writing about the course of business and the company's situation.

In particular, during the four regularly scheduled meetings on March 16, June 26, September 7 and December 5, 2001 and during the two meetings of the Finance and Audit Committee on March 15 and December 4, 2001 and at the Strategy Committee meeting on December 4, 2001, the Supervisory Board together with the Board of Management discussed and analyzed the company's strategic prospects and the individual business areas, in addition to the business development. All members of the Supervisory Board took part in the meetings in September and December; one member was unable to attend each of the meetings in March and June. All committee members were present at the respective committee meetings.


         SUCCESS FACTOR: PROFESSIONAL AND RELIABLE COOPERATION BETWEEN THE BOARD OF MANAGEMENT AND THE SUPERVISORY BOARD

Collaboration between the Board of Management and the Supervisory Board in 2001 was efficient and characterized by cooperation and trust. The Chairman of the Supervisory Board was in constant contact with the Chairman of the Board of Management. The Chairman of the Supervisory Board was constantly informed about important business events and decisions; he was kept informed about the content and resolutions of Board meetings and when necessary, additional details and comments were given.

The other members of the Supervisory Board also met for a series of regular individual discussions with the Board in the year under review.

The Supervisory Board was particularly concerned with the following topics during its meetings:

o the strategic development of the business portfolio with special attention to the technology position and integration, diversification for purposes of spreading risk and maintaining the constant ability to generate cash flow

o the Focus and Forward initiatives to increase productivity and efficiency, including implementation of the Six Sigma program to improve all business processes

o the company-wide restructuring measures, as well as the reorganization of the business and administrative functions with effect on January 1, 2002

o   the progress made in research and development

o the strategic significance of eBusiness for Celanese and the status of important eBusiness projects

o the development of the Celanese share, as well as the main aspects of capital market communication

o   the company's strategy in environmental protection, health and safety


The Supervisory Board always took a detailed look at important social aspects in addition to economic and strategic considerations in its meetings and discussions of individual topics.

The approvals required from the Supervisory Board with respect to certain decisions of the Board of Management and in compliance with the Articles of Association and/or the Rules of Procedure were granted unanimously in each case by the Supervisory Board.


THE SUPERVISORY BOARD COMMITTEES: A COMPONENT OF EFFICIENT CORPORATE GOVERNANCE

The Strategy Committee acted in its advisory and preparatory function on the strategic development considerations and decisions of Celanese AG together with the Board. In its meeting on December 4, 2001, the Strategy Committee dealt with the strategy of Celanese AG and in particular analyzed and discussed strategic planning for Celanese Chemicals, Celanese Acetate and Ticona Technical Polymers as well as Nutrinova and Trespaphan. Additional topics discussed by the committee were the company strategy on innovation, as well as on environmental protection and safety. In addition, the Strategy Committee dealt with aspects of the capital market and value creation.

The Finance and Audit Committee of the Supervisory Board met twice in the year under review - in March and in December 2001. At its meeting on December 4, 2001, the Finance and Audit Committee analyzed and discussed business developments in 2001 and the outlook for the year 2002. In financial matters, the Finance and Audit Committee focused on the company's financial situation and financial planning. As part of the reporting on the financial situation, capital market topics and Investor Relations were also discussed. An overview of the 2001 external auditing program and the auditing program of the Celanese Global Auditing department for 2001 and 2002 took place in the presence of the auditor.

The Chairmen of the Supervisory Board and the Board of Management were in regular contact with the Chairmen of the Strategy Committee and of the Finance and Audit Committee during 2001. The Personnel and Compensation Committee met three times in the year under review.


APPROVING THE 2001 ANNUAL FINANCIAL STATEMENTS

The company's Annual General Meeting on May 9, 2001 elected KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft as its auditor. KPMG received a written commission from the Chairman of the Supervisory Board on May 22, 2001 to perform the audit.

The 2001 financial statements of Celanese AG and the consolidated financial statements as well as the Celanese AG and Group management reports were audited by KPMG, which issued an unqualified opinion. The 2001 financial statements of Celanese AG and the management report were produced in accordance with the German Commercial Code and the German Stock Corporation Act. The consolidated financial statements were produced in accordance with U.S. GAAP and were supplemented by a Group management report and further explanations pursuant to
Article 292 a of the German Commercial Code. The existing U.S. GAAP consolidated financial statements provide an exemption under Article 292 a of the German Commercial Code from the obligation to draw up consolidated financial statements according to German law.

All the above-mentioned financial report documents and the corresponding auditor's reports were made available to the Finance and Audit Committee and the Supervisory Board on time and were checked by both of them.

For this reason, the auditors attended the meeting of the Finance and Audit Committee on March 4, 2002 and reported on the main results of their audit. The auditors were available to answer questions from the members of the Supervisory Board.

The Supervisory Board concurred with the results of the audit and concluded from its own examination that no objections should be raised. In its meeting on March 5, 2002, the Supervisory Board noted the consolidated financial statements for 2001 and approved the annual financial statements for 2001 of Celanese AG. The Board of Management explained the reasons for the annual net loss and its consequences upon presentation of the annual financial statements. Thus the Supervisory Board had the opportunity to discuss the details of the partial write-down of one of the company's (Celanese

Americas Corporation) substantial financial assets with the Board of Management and the auditor.


CHANGES IN THE BOARD OF MANAGEMENT AND THE SUPERVISORY BOARD

The Supervisory Board granted Mr. Edward Munoz' request to be relieved of his duties as a member of the Board of Management of Celanese AG effective December 31, 2001. The Supervisory Board thanked him at its meeting on December 5, 2001 for his more than 30 years of service to Hoechst and Celanese, accomplished in an atmosphere of cooperation and trust. The Supervisory Board again wishes Mr. Munoz well in his future.

As the company's Chief Operating Officer, Mr. David Weidman assumed responsibility on the Celanese AG Board of Management for Ticona Technical Polymers, in addition to his responsibility for Celanese Chemicals, effective January 1, 2002.

In preparation for his retirement, Mr. Gerd Decker resigned as member of the Supervisory Board effective December 31, 2001. The Supervisory Board thanked him in its meeting on December 5, 2001 for his constructive work provided in an atmosphere of trust. Hans-Jurgen Brinkmann will succeed Mr. Decker as the employee representative elected to the Supervisory Board effective January 1, 2002.

The Supervisory Board would like to warmly thank the Board of Management, the staff and the employees' representatives and acknowledges their dedication and hard work in the business year 2001.


Kronberg im Taunus, March 5, 2002

The Supervisory Board





Dr. Gunter Metz

THE SUPERVISORY BOARD
(As of December 31, 2001)


DR. GUNTER METZ   1, 2, 3, 4
Chairman, former Deputy Chairman of the Board of Management of Hoechst AG Member of the Supervisory Board: Aventis S.A., Schenker AG, Zurich Agrippina AG

REINER NAUSE   1, 2, 4
Deputy Chairman, technician, Chairman of the Central Workers' Council of Celanese Chemicals Europe GmbH, Chairman of the Celanese AG Group Workers' Council

DR. HANSWILHELM BACH   3
Graduate chemist

KHALED SALEH BUHAMRAH   4
Chairman and Managing Director of Petrochemical Industries Co., Kuwait (until September 2001)
Member of the Board of Directors of Kuwait Petroleum Corporation

GERD DECKER   3
(until December 31, 2001)
Electrician, Chairman of the Workers' Council of Trespaphan GmbH, member of the Group Workers' Council of Celanese AG

ARMIN DROTH   1
Electrical engineer, representative of the VAA (German association of management and professional staff), member of the Workers' Council of Celanese Chemicals Europe GmbH, Hochst site

ALAN R. HIRSIG   2, 4
Former Chief Executive Officer of ARCO Chemical Company, USA
Member of the Board of Directors of Checkpoint Systems Inc.,
Hercules Inc., and Philadelphia Suburban Corporation

DR. JOANNES C. M. HOVERS   1, 4
Former Chief Executive Officer of Oce N.V., Netherlands
Member of the Supervisory Board: GTI N.V., GVB N.V., Koninklijke Grolsch N.V., Kusters Engineering B.V., Mignos en De Block N.V., MPE Group N.V., De Nederlandsche Bank N.V., Randstad Holding N.V., Schils N.V., Stork MPS N.V., Tilburg University (KUB)

RALF SIKORSKI   4
Labor union secretary, deputy regional head of the IG BCE, for Hesse/Thuringia

DR. ALFONS TITZRATH   3
Member of the Supervisory Board of Dresdner Bank AG,
Allianz AG (Deputy Chairman), Deutsche Lufthansa AG, Munchener
Ruckversicherungs-Gesellschaft AG, RWE Aktiengesellschaft, VAW aluminium AG

KENDRICK R. WILSON III   3
Managing Director of Goldman Sachs & Co., USA
Member of the Board of Directors of Anthracite Capital Corp. LLC and American Marine Holdings Corp.

WERNER ZWOBODA   4
Mechanic, Chairman of the Central Workers' Council of Ticona GmbH, member of the Group Workers' Council of Celanese AG


1 Committee in accordance with Section 27 MitbestG
  (German Co-Determination Act)
2 Personnel and Compensation Committee
3 Finance and Audit Committee
4 Strategy Committee

BOARD OF MANAGEMENT
(As of December 31, 2001)


CLAUDIO SONDER
Chairman of the Board of Management

Member of the Supervisory Board of Dresdner Bank Lateinamerika AG, Hamburg, and of Companhia Suzano de Papel e Celulose S.A., Brazil Member of the Board of the Ibero-America Association, Hamburg

EDWARD H. MUNOZ
(until December 31, 2001)
Chief Executive Officer Ticona

Member of the Board of Directors of Polyplastics Company Ltd.
Member of the Board of Trustees of the University of Texas Pan American

PERRY W. PREMDAS
Chief Financial Officer

ERNST SCHADOW
Chief Technology Officer, Director of Personnel

Member of the Supervisory Board of Gerling-Konzern Allgemeine Versicherungs-AG, of the Johann Wolfgang Goethe University Hospital, Frankfurt am Main, and the TUV Suddeutschland Holding AG

DAVID WEIDMAN
Chief Executive Officer Celanese Chemicals